EXHIBIT 99.1

THE WET SEAL, INC. ANNOUNCES APPROXIMATELY $27.2 MILLION

EQUITY PRIVATE PLACEMENT

FOOTHILL RANCH, Calif.—(BUSINESS WIRE)—June 30, 2004—Specialty retailer The Wet Seal, Inc. (NASDAQ: WTSLA) today announced that it completed a private placement of equity securities to institutional and other accredited investors yesterday totaling approximately $27.2 million in gross proceeds. The net proceeds from the offering of approximately $25.9 million will be used for working capital and general corporate purposes. Financo, Inc. and Financo Securities, LLC acted as financial advisor and placement agent.

In connection with the private placement, the Company issued 6,026,500 shares of its Class A common stock at $4.51 per share and warrants to acquire 2,109,275 additional shares of Class A common stock at an exercise price of $5.41 per share, subject to adjustment from time to time for stock splits, stock dividends, distributions and similar transactions. The warrants are exercisable beginning on December 30, 2004 and expire on December 29, 2009.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any security. The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act of 1933, as amended, and applicable state securities laws or an applicable exemption from registration requirements. The Company has agreed to file a registration statement covering the resale of the shares of Class A common stock purchased in the private placement, as well as the shares of Class A common stock underlying the warrants.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. (the “Company”) is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The Company currently operates a total of 570 stores in 47 states, the District of Columbia and Puerto Rico, including 472 Wet Seal stores and 98 Arden B. stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

CONTACT: The Wet Seal, Inc., Foothill Ranch

Helen Rotherham, 949-699-4804

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.